Exhibit 99.1

Press Release

MagnaChip Semiconductor Updates Financial Guidance

For First Quarter of 2020; Anticipates Higher Revenue

•	Increases Q1 Revenue Guidance Range to $187 Million to $197 Million from Previous Guidance Range of $180 Million to $195 Million Provided on February 19, 2020

•	Strategic Evaluation Process of Foundry Business and Fab 4 Ongoing

SEOUL, South Korea and SAN JOSE, Calif., March 10, 2020 — MagnaChip Semiconductor Corporation (“MagnaChip” or the “Company”) (NYSE: MX) today updated its financial guidance for the first quarter ending March 31, 2020. The Company raised its anticipated revenue guidance range to $187 million to $197 million as compared to the previous guidance of $180 million to $195 million. The previous guidance range for the first quarter was previously provided on February 19, 2020 when the Company reported financial results for the fourth quarter of 2019. The Company is providing this business update due to the extraordinary business circumstances caused globally by the COVID-19 coronavirus health crisis and investor uncertainty about the potential impact of the coronavirus on the Company’s business operations since its last market update.

CEO YJ Kim Comments on Q1 2020 Guidance

“Due to stronger-than-expected demand, we now anticipate that revenue in the first quarter to be in the range of $187 million to $197 million as compared to the previous revenue guidance range of $180 million to $195 million that we provided on February 19, 2020. Our updated guidance range is based upon the best available current estimates and excludes any new and unanticipated potential negative impact from the effects of the coronavirus. We anticipate gross profit margin to be in the range of 23% to 25%.”

As stated previously, the strategic evaluation process of the Foundry business and Fab 4 continues to make progress, including having discussions with multiple interested parties toward a possible sale of the Company’s Foundry business and Fab 4, as well as consideration of accretive business conversions and other options related to that business.

MagnaChip undertakes no obligation to update information in this press release based on changes occurring after the date of this release, and the Company does not intend to routinely provide such updates in the future and no inference or expectation of such should be taken from this release. The potential impact of the COVID-19 coronavirus on second quarter and future fiscal 2020 results cannot be reasonably estimated at this time given the uncertainty regarding the magnitude, duration, and global reach of the situation. The Company expects to provide further updates on its first quarter earnings call.

About MagnaChip Semiconductor Corporation

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with more than 40 years of operating history, owns a portfolio of approximately 2,950 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our future operating and financial performance, outlook and business plans, including but not limited to first quarter 2020 revenue and gross profit margin expectations, and the impact of the COVID-19 coronavirus on its first quarter 2020 and future operating results. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, including those caused by or related to the COVID-19 coronavirus outbreak, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, the risk that the strategic evaluation and the initiatives related thereto are not successful, public health issues, including the outbreak of COVID-19 coronavirus, and other business interruptions that could disrupt supply or delivery of, or demand for, MagnaChip’s products, including without limitation uncertainties regarding the impacts of the outbreak of the COVID-19 coronavirus that may result in factory closures, reduced workforces, scarcity of raw materials and goods produced in infected areas, as well as reduced consumer spending affecting demand for MagnaChip’s products, including as a result of consumers become ill or limiting or ceasing shopping in order to avoid exposure, or governments or employers imposing mandatory business closures, travel restrictions or the like to prevent the spread of disease, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 21, 2020 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:
In the United States: Bruce Entin Investor Relations Tel. +1-408-625-1262 Investor.relations@magnachip.com	In Korea: Chankeun Park Director, Public Relations Tel. +82-2-6903-5223 chankeun.park@magnachip.com